UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

EQUITY RESIDENTIAL

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2023

Death of Trustee

As disclosed by Equity Residential (the “Company”) in its Current Report on Form 8-K dated May 18, 2023, the Company has announced the death of Samuel Zell, its Founder and Chairman of the Board. Mr. Zell’s death on May 18, 2023 occurred after we finalized the Proxy Statement for Equity Residential’s 2023 Annual Meeting of Shareholders, to be held on June 15, 2023 (the “Annual Meeting”). Mr. Zell was a nominee standing for re-election to the Board of Trustees at the Annual Meeting. As a result of Mr. Zell’s death, he will not be a nominee for election to the Board of Trustees at the Annual Meeting. Due to the limited time until the Annual Meeting, the Board of Trustees has not designated a substitute nominee for Mr. Zell, has reduced the size of the Board of Trustees to eliminate the vacancy that results from Mr. Zell’s death, and only the nine remaining nominees named in the Proxy Statement dated April 18, 2023 will be standing for election at the Annual Meeting.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regards to the election of the nine remaining nominees, unless you choose to revoke your proxy. Votes with respect to Mr. Zell will be disregarded.

Chicago, Illinois

May 19, 2023